Exhibit 23.7

Date: September 27, 2024

Re: Youlife Group Inc.

Ladies and Gentlemen,

We understand that Youlife Group Inc. (the “Company”) plans to file a registration statement on Form F-4, including all amendments and supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) in relation to the proposed Business Combination (as defined in the Registration Statement).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on prospectus supplements to the base prospectus included in the Form F-4, or other SEC filings (collectively, the “SEC Filings”).

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

China Insights Industry Consultancy Limited

Julia Zhu /s/

Name:	Julia Zhu
Title/Position:	Partner